Exhibit 2

PRESS RELEASE

Company Contacts Guy Avidan, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 guy.avidan@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	IR Agency Contact Erik Knettel, Grayling Tel: +1-646-284-9415 erik.knettel@grayling.com

AudioCodes Announces Second Quarter 2012 Reporting Date

Lod, Israel – July 11, 2012 - AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies, products and services, will release financial results for its second quarter 2012, reflecting the period ended June 30, 2012, on Tuesday, July 24, 2012 before the market open on NASDAQ. AudioCodes’ financial results will be released over the news wires, and will also be posted on its corporate Website.

On Tuesday, July 24, 2012 at 9:00 a.m. Eastern Time, AudioCodes will conduct a conference call to discuss the second quarter 2012 results which will be Webcast simultaneously. The call will be hosted by Shabtai Adlersberg, AudioCodes’ Chairman, President and Chief Executive Officer and Guy Avidan, its Vice President of Finance and Chief Financial Officer.

Investors are invited to listen to the call live via Webcast on the AudioCodes’ corporate Website at http://www.audiocodes.com. Please go to the site at least 15 minutes earlier to register, download, and install any necessary audio software. A replay of the call will be available on the Website approximately two hours after the conference call is completed.

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP and data communications and its products are deployed globally in Broadband, Mobile, Enterprise networks and Cable. The Company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications. AudioCodes' underlying technology, VoIPerfectHD(TM), relies on AudioCodes' leadership in DSP, voice coding and voice processing technologies. AudioCodes' High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com.

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Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes' business; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2012 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, OSN, SmartTAP, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

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